Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
UDR, Inc.
We hereby consent to the incorporation of our report dated September 19, 2008, with respect to the statement of revenues and certain expenses for the year ended December 31, 2007 of One Island Square, appearing in the Form 8-K dated July 7, 2008 (filed September 22, 2008), of UDR Inc., in the registration statement dated October 14, 2010 on the Post-Effective Amendment No. 1 to Form S-3 filed with the Securities and Exchange Commission. We further consent to the reference to our firm under the heading “Experts” in the registration statement.
Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
October 13, 2010